                        Report of Independent Accountants

To the Board of Trustees
Cardinal Tax Exempt Money Market Fund and Cardinal Fund

We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940, that the Cardinal Tax Exempt Money Market Fund and Cardinal Fund (the "Funds") were in compliance with the requirements of subsection (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 ("the Act") as of September 30, 1998 with respect to securities and similar investments reflected in the investment account of the Funds. Management is responsible for the Funds' compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Funds' compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and accordingly, included examining, on a test basis, evidence about the Funds' compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of September 30, 1998, and with respect to agreement of security and similar investments purchases and sales, for the period from July 31, 1998 through September 30, 1998;

- Confirmation of all securities and similar investments held by institutions in book entry form (FEDERAL RESERVE BANK OF CLEVELAND, STATE STREET BANK & TRUST CO., N.A., DEPOSITORY TRUST COMPANY, BANK OF NEW YORK, AND PARTICIPANT TRUST COMPANY);

- Reconciliation of confirmation results as to all such securities and investments to the books and records of the Funds and the Custodian;

- Confirmation of all repurchase agreements with brokers/banks and agreement of underlying collateral with Fifth Third Bank records; and

- Agreement of 2 security and/or investment purchases and 2 security and/or investment sales or maturities since our last examination from the books and records of the Funds to broker confirmations.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Funds' compliance with specified requirements.

In our opinion, management's assertion that the Funds were in compliance with the requirements of subsection (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of September 30, 1998, with respect to securities and similar investments reflected in the investment account of the Funds, is fairly stated, in all material respects.

This report is intended solely for the information and use of management of the Funds and the Securities and Exchange Commission and should not be used for any other purpose.

                                                 Ernst & Young LLP
Cincinnati, Ohio
October 30, 1998